Exhibit 4.4.2

200900008285
Filed for Record in
TAZEWELL COUNTY, IL
ROBERT LUTZ
04-16-2009 At 02:38 pm.
MORTGAGE	43.75
RHSP Surcharge	10.00

Space Above This Line For Recording Data

This instrument was prepared by

When recorded return to Loan Department, Exchange National Bank & Trust Co., 600 Commercial Street, PO Box 189, Atchison, KS  66002

MORTGAGE

(With Future Advance Clause)

DATE AND PARTIES.  The date of this Mortgage (Security Instrument) is APRIL 15, 2009.  The parties and their addresses are:

MORTGAGOR:
MGP INGREDIENTS, INC
A Kansas Corporation
P O BOX 130
ATCHISON, KS  66002

LENDER:
EXCHANGE NATIONAL SANK & TRUST CO.
Organized and existing under the laws of Kansas
600 COMMERCIAL ST
ATCHISON, Kansas  66002

1.              CONVEYANCE.  For good and valuable consideration, the receipt and sufficiency of which is acknowledged, and to secure the Secured Debts and Mortgagor’s performance under this Security Instrument, Mortgagor grants, bargains, sells, conveys, mortgages and warrants to Lender, the following described property:

SEE EXHIBIT A

The property is located in Tazewell County at , PEKIN, Illinois.

Together with all rights, easements, appurtenances, royalties, mineral rights, oil and gas rights, all water and riparian rights, wells, ditches and water stock, crops, timber, all diversion payments or third party payments made to crop producers and all existing and future improvements, structures, fixtures, and replacements that may now, or at any time in the future, be part of the real estate described (all referred to as Property).  This Security Instrument will remain in effect until the Secured Debts and all underlying agreements have been terminated in writing by Lender.

MGP INGREDIENTS, INC Illinois Mortgage KS/4CHRISTIN00000000000111049041009N

© 1996 Bankers Systems, Inc., St. Cloud, MN

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2.              MAXIMUM OBLIGATION LIMIT.  The total principal amount secured by this Security Instrument at any one time will not exceed $2,800,000.00.  This limitation of amount does not include interest, attorneys’ fees and other fees and charges validly made pursuant to this Security Instrument.  Also, this limitation does not apply to advances made under the terms of this Security Instrument to protect Lender’s security and to perform any of the covenants contained in this Security Instrument.

3.              SECURED DEBTS AND FUTURE ADVANCES.  The term “Secured Debts” includes and this Security Instrument will secure each of the following:

A.            Specific Debts.  The following debts and all extensions, renewals, refinancings, modifications and replacements.  A promissory note or other agreement, dated April 15, 2009, from Mortgagor to Lender, with a loan amount of $2,800,000.00, with an interest rate of 7.0 percent per year and maturing on September 3, 2009.  One or more of the debts secured by this Security Instrument contains a future advance provision.

B.            All Debts.  All present and future debts from Mortgagor to Lender, even if this Security Instrument is not specifically referenced, or if the future debt is unrelated to or of a different type than this debt.  If more than one person signs this Security Instrument, each agrees that it will secure debts incurred either individually or with others who may not sign this Security Instrument.  Nothing in this Security Instrument constitutes a commitment to make additional or future loans or advances.  Any such commitment must be in writing.  In the event that Lender fails to provide any required notice of the right of rescission, Lender waives any subsequent security interest in the Mortgagor’s principal dwelling that is created by this Security Instrument.  This Security Instrument will not secure any debt for which a non-possessory, non-purchase money security interest is created in “household goods” in connection with a “consumer loan,” as those terms are defined by federal law governing unfair and deceptive credit practices.  This Security Instrument will not secure any debt for which a security interest is created in “margin stock” and Lender does not obtain a “statement of purpose,” as defined and required by federal law governing securities.

C.            Future Advances.  All future advances from Lender to Mortgagor or other future obligations of Mortgagor to Lender under any promissory note, contract, guaranty, or other evidence of debt executed by Mortgagor in favor of Lender after this Security Instrument whether or not this Security Instrument is specifically referenced, and whether or not the purpose of the future advances or future obligations is related to the purpose of the Secured Debts.  If more than one person signs this Security Instrument, each Mortgagor agrees that this Security Instrument will secure all future advances and future obligations that are given to or incurred by any one or more Mortgagor, or any one or more Mortgagor and others.  All future advances and other future obligations are secured by this Security Instrument even though all or part may not yet be advanced.  All future advances and other future obligations are secured as if made on the date of this Security Instrument.  Nothing in this Security Instrument shall constitute a commitment to make additional or future loans or advances in any amount.  Any such commitment must be agreed to in a separate writing.  In the event that Lender fails to provide any required notice of the right of rescission, Lender waives any subsequent security interest in the Mortgagor’s principal dwelling that is created by this Security Instrument.

D.            Sums Advanced.  All sums advanced and expenses incurred by Lender under the terms of this Security Instrument.

4.              PAYMENTS.  Mortgagor agrees that all payments under the Secured Debts will be paid when due and in accordance with the terms of the Secured Debts and this Security Instrument.

5.              PRIOR SECURITY INTERESTS.  With regard to any other mortgage, deed of trust, security agreement or other lien document that created a prior security interest or encumbrance on the Property, Mortgagor agrees:

A.            To make all payments when due and to perform or comply with all covenants.

B.            To promptly deliver to Lender any notices that Mortgagor receives from the holder.

C.            Not to allow any modification or extension of, nor to request any future advances under any note or agreement secured by the lien document without Lender’s prior written consent.

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6.              CLAIMS AGAINST TITLE.  Mortgagor will pay all taxes, assessments, liens, encumbrances, lease payments, ground rents, utilities, and other charges relating to the Property when due.  Lender may require Mortgagor to provide to Lender copies of all notices that such amounts are due and the receipts evidencing Mortgagor’s payment.  Mortgagor will defend title to the Property against any claims that would impair the lien of this Security Instrument.  Mortgagor agrees to assign to Lender, as requested by Lender, any rights, claims or defenses Mortgagor may have against parties who supply labor or materials to maintain or improve the Property.

7.              DUE ON SALE OR ENCUMBRANCE.  Lender may, at its option, declare the entire balance of the Secured Debt to be immediately due and payable upon the creation of, or contract for the creation of, any lien, encumbrance, transfer or sale of all or any part of the Property.  This right is subject to the restrictions imposed by federal law (12 C.F.R. 591), as applicable.

8.              TRANSFER OF AN INTEREST IN THE MORTGAGOR.  If Mortgagor is an entity other than a natural person (such as a corporation or other organization), Lender may demand immediate payment if:

A.            A beneficial interest in Mortgagor is sold or transferred.

B.            There is a change in either the identity or number of members of a partnership or similar entity.

C.            There is a change in ownership of more than 25 percent of the voting stock of a corporation or similar entity.

However, Lender may not demand payment in the above situations if it is prohibited by law as of the date of this Security Instrument.

9.              WARRANTIES AND REPRESENTATIONS.  Mortgagor makes to Lender the following warranties and representations which will continue as long as this Security Instrument is in effect:

A.            Power.  Mortgagor is duly organized, and validly existing and in good standing in all jurisdictions in which Mortgagor operates.  Mortgagor has the power and authority to enter into this transaction and to carry on Mortgagor’s business or activity as it is now being conducted and, as applicable, is qualified to do so in each jurisdiction in which Mortgagor operates.

B.            Authority.  The execution, delivery and performance of this Security Instrument and the obligation evidenced by this Security Instrument are within Mortgagor’s powers, have been duly authorized, have received all necessary governmental approval, will not violate any provision of law, or order of court or governmental agency, and will not violate any agreement to which Mortgagor is a party or to which Mortgagor is or any of Mortgagor’s property is subject.

C.            Name and Place of Business.  Other than previously disclosed in writing to Lender, Mortgagor has not changed Mortgagor’s name or principal place of business within the last 10 years and has not used any other trade or fictitious name.  Without Lender’s prior written consent, Mortgagor does not and will not use any other name and will preserve Mortgagor’s existing name, trade names and franchises.

10.       PROPERTY CONDITION, ALTERATIONS AND INSPECTION.  Mortgagor will keep the Property in good condition and make all repairs that are reasonably necessary.  Mortgagor will not commit or allow any waste, impairment, or deterioration of the Property.  Mortgagor will keep the Property free of noxious weeds and grasses.  Mortgagor agrees that the nature of the occupancy and use will not substantially change without Lender’s prior written consent.  Mortgagor will not permit any change in any license, restrictive covenant or easement without Lender’s prior written consent.  Mortgagor will notify Lender of all demands, proceedings, claims, and actions against Mortgagor, and of any loss or damage to the Property.

No portion of the Property will be removed, demolished or materially altered without Lender’s prior written consent except that Mortgagor has the right to remove items of personal property comprising a part of the Property that become worn or obsolete, provided that such personal property is replaced with other personal property at least equal in value to the replaced personal property, free from any title retention device, security agreement or other encumbrance.  Such replacement of personal property will be deemed subject to the security interest created by this Security Instrument.  Mortgagor will not partition or subdivide the Property without Lender’s prior written consent.

Lender or Lender’s agents may, at Lender’s option, enter the Property at any reasonable time for the purpose of inspecting the Property.  Lender will give Mortgagor notice at the time of or before an inspection specifying a reasonable purpose for the inspection.  Any inspection of the Property will be entirely for Lender’s benefit and Mortgagor will in no way rely on Lender’s inspection.

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11.       AUTHORITY TO PERFORM.  If Mortgagor fails to perform any duty or any of the covenants contained in this Security Instrument, Lender may, without notice, perform or cause them to be performed.  Mortgagor appoints Lender as attorney in fact to sign Mortgagor’s name or pay any amount necessary for performance.  Lender’s right to perform for Mortgagor will not create an obligation to perform, and Lender’s failure to perform will not preclude Lender from exercising any of Lender’s other rights under the law or this Security Instrument.  If any construction on the Property is discontinued or not carried on in a reasonable manner, Lender may take all steps necessary to protect Lender’s security interest in the Property, including completion of the construction.

12.       ASSIGNMENT OF LEASES AND RENTS.  Mortgagor assigns, grants, bargains, conveys, mortgages and warrants to Lender as additional security all the right, title and interest in the following (Property).

A.            Existing or future leases, subleases, licenses, guaranties and any other written or verbal agreements for the use and occupancy of the Property, including but not limited to any extensions, renewals, modifications or replacements (Leases).

B.            Rents, issues and profits, including but not limited to security deposits, minimum rents, percentage rents, additional rents, common area maintenance charges, parking charges, real estate taxes, other applicable taxes, insurance premium contributions, liquidated damages following default, cancellation premiums, “loss of rents” insurance, guest receipts, revenues, royalties, proceeds, bonuses, accounts, contract rights, general intangibles, and all rights and claims which Mortgagor may have that in any way pertain to or are on account of the use or occupancy of the whole or any part of the Property (Rents).

In the event any item listed as Leases or Rents is determined to be personal property, this Assignment will also be regarded as a security agreement.  Mortgagor will promptly provide Lender with copies of the Leases and will certify these Leases are true and correct copies.  The existing Leases will be provided on execution of the Assignment, and all future Leases and any other information with respect to these Leases will be provided immediately after they are executed.  Mortgagor may collect, receive, enjoy and use the Rents so long as Mortgagor is not in default.  Mortgagor will not collect in advance any Rents due in future lease periods, unless Mortgagor first obtains Lender’s written consent.  Upon default, Mortgagor will receive any Rents in trust for Lender and Mortgagor will not commingle the Rents with any other funds.  When Lender so directs, Mortgagor will endorse and deliver any payments of Rents from the Property to Lender.  Amounts collected will be applied at Lender’s discretion to the Secured Debts, the costs of managing, protecting and preserving the Property, and other necessary expenses.  Mortgagor agrees that this Security Instrument is immediately effective between Mortgagor and Lender and effective as to third parties on the recording of this Assignment.  As long as this Assignment is in effect, Mortgagor warrants and represents that no default exists under the Leases, and the parties subject to the Leases have not violated any applicable law on leases, licenses and landlords and tenants.  Mortgagor, at its sole cost and expense, will keep, observe and perform, and require all other parties to the Leases to comply with the Leases and any applicable law.  If Mortgagor or any party to the Lease defaults or fails to observe any applicable law, Mortgagor will promptly notify Lender.  If Mortgagor neglects or refuses to enforce compliance with the terms of the Leases, then Lender may, at Lender’s option, enforce compliance.  Mortgagor will not sublet, modify, extend, cancel, or otherwise alter the Leases, or accept the surrender of the Property covered by the Leases (unless the Leases so require) without Lender’s consent.  Mortgagor will not assign, compromise, subordinate or encumber the Leases and Rents without Lender’s prior written consent.  Lender does not assume or become liable for the Property’s maintenance, depreciation, or other losses or damages when Lender acts to manage, protect or preserve the Property, except for losses and damages due to Lender’s gross negligence or intentional torts.  Otherwise, Mortgagor will indemnify Lender and hold Lender harmless for all liability, loss or damage that Lender may incur when Lender opts to exercise any of its remedies against any party obligated under the Leases.

13.       DEFAULT.  Mortgagor will be in default if any of the following occur:

A.            Payments.  Mortgagor fails to make a payment in full when due.

B.            Insolvency or Bankruptcy.  The death, dissolution or insolvency of, appointment of a receiver by or on behalf of, application of any debtor relief law, the assignment for the benefit of creditors by or on behalf of, the voluntary or involuntary termination of existence by, or the commencement of any proceeding under any present or future federal or state insolvency, bankruptcy, reorganization, composition or debtor relief law by or against Mortgagor, Borrower, or any co-signer, endorser, surety or guarantor of this Security Instrument or any other obligations Borrower has with Lender.

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C.            Business Termination.  Mortgagor merges, dissolves, reorganizes, ends its business or existence, or a partner or majority owner dies or is declared legally incompetent.

D.            Failure to Perform.  Mortgagor fails to perform any condition or to keep any promise or covenant of this Security Instrument.

E.              Other Documents.  A default occurs under the terms of any other document relating to the Secured Debts.

F.              Other Agreements.  Mortgagor is in default on any other debt or agreement Mortgagor has with Lender.

G.            Misrepresentation.  Mortgagor makes any verbal or written statement or provides any financial information that is untrue, inaccurate, or conceals a material fact at the time it is made or provided.

H.            Judgment.  Mortgagor fails to satisfy or appeal any judgment against Mortgagor.

I.                 Forfeiture.  The Property is used in a manner or for a purpose that threatens confiscation by a legal authority.

J.              Name Change.  Mortgagor changes Mortgagor’s name or assumes an additional name without notifying Lender before making such a change.

K.            Property Transfer.  Mortgagor transfers all or a substantial part of Mortgagor’s money or property.  This condition of default, as it relates to the transfer of the Property, is subject to the restrictions contained in the DUE ON SALE section.

L.             Property Value.  Lender determines in good faith that the value of the Property has declined or is impaired.

M.          Material Change.  Without first notifying Lender, there is a material change in Mortgagor’s business, including ownership, management, and financial conditions.

N.            Insecurity.  Lender determines in good faith that a material adverse change has occurred in Mortgagor’s financial condition from the conditions set forth in Mortgagor’s most recent financial statement before the date of this Security Instrument or that the prospect for payment or performance of the Secured Debts is impaired for any reason.

14.       REMEDIES.  On or after default, Lender may use any and all remedies Lender has under state or federal law or in any document relating to the Secured Debts.  Any amounts advanced on Mortgagor’s behalf will be immediately due and may be added to the balance owing under the Secured Debts.  Lender may make a claim for any and all insurance benefits or refunds that may be available on Mortgagor’s default.

Subject to any right to cure, required time schedules or any other notice rights Mortgagor may have under federal and state law, Lender may make all or any part of the amount owing by the terms of the Secured Debts immediately due and foreclose this Security Instrument in a manner provided by law upon the occurrence of a default or anytime thereafter.

Upon default, Lender will have the right, without declaring the whole indebtedness due and payable, to foreclose against all or any part of the Property and will have the right to possession provided by law.  This Security Instrument will continue as a lien on any part of the Property not sold on foreclosure.

All remedies are distinct, cumulative and not exclusive, and the Lender is entitled to all remedies provided at law or equity, whether or not expressly set forth.  The acceptance by Lender of any sum in payment or partial payment on the Secured Debts after the balance is due or is accelerated or after foreclosure proceedings are filed will not constitute a waiver of Lender’s right to require full and complete cure of any existing default.  By not exercising any remedy, Lender does not waive Lender’s right to later consider the event a default if it continues or happens again.

15.       COLLECTION EXPENSES AND ATTORNEYS’ FEES.  On or after Default, to the extent permitted by law, Mortgagor agrees to pay all expenses of collection, enforcement or protection of Lender’s rights and remedies under this Security Instrument or any other document relating to the Secured Debts.  Mortgagor agrees to pay expenses for Lender to inspect and preserve the Property and for any recordation costs of releasing the Property from this Security Instrument.  Expenses include reasonable attorneys’ fees.  These expenses are due and payable immediately.  If not paid immediately, these expenses will bear interest from the date of payment until paid in full at the highest interest rate in effect as provided for in the terms of the Secured Debts.  In addition, to the extent permitted by the United

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States Bankruptcy Code, Mortgagor agrees to pay the reasonable attorneys’ fees incurred by Lender to protect Lender’s rights and interests in connection with any bankruptcy proceedings initiated by or against Mortgagor.

16.       ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES.  As used in this section, (1) Environmental Law means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA, 42 U.S.C. 9601 et seq.), all other federal, state and local laws, regulations, ordinances, court orders, attorney general opinions or interpretive letters concerning the public health, safety, welfare, environment or a hazardous substance; and (2) Hazardous Substance means any toxic, radioactive or hazardous material, waste, pollutant or contaminant which has characteristics which render the substance dangerous or potentially dangerous to the public health, safety, welfare or environment.  The term includes, without limitation, any substances defined as “hazardous material,” “toxic substance,” “hazardous waste,” “hazardous substance,” or “regulated substance” under any Environmental Law.

Mortgagor represents, warrants and agrees that:

A.            Except as previously disclosed and acknowledged in writing to Lender, no Hazardous Substance has been, is, or will be located, transported, manufactured, treated, refined, or handled by any person on, under or about the Property, except in the ordinary course of business and in strict compliance with all applicable Environmental Law.

B.            Except as previously disclosed and acknowledged in writing to Lender, Mortgagor has not and will not cause, contribute to, or permit the release of any Hazardous Substance on the Property.

C.            Mortgagor will immediately notify Lender if (1) a release or threatened release of Hazardous Substance occurs on, under or about the Property or migrates or threatens to migrate from nearby property; or (2) there is a violation of any Environmental Law concerning the Property.  In such an event, Mortgagor will take all necessary remedial action in accordance with Environmental Law.

D.            Except as previously disclosed and acknowledged in writing to Lender, Mortgagor has no knowledge of or reason to believe there is any pending or threatened investigation, claim, or proceeding of any kind relating to (1) any Hazardous Substance located on, under or about the Property; or (2) any violation by Mortgagor or any tenant of any Environmental Law.  Mortgagor will immediately notify Lender in writing as soon as Mortgagor has reason to believe there is any such pending or threatened investigation, claim, or proceeding.  In such an event, Lender has the right, but not the obligation, to participate in any such proceeding including the right to receive copies of any documents relating to such proceedings.

E.              Except as previously disclosed and acknowledged in writing to Lender, Mortgagor and every tenant have been, are and will remain in full compliance with any applicable Environmental Law.

F.              Except as previously disclosed and acknowledged in writing to Lender, there are no underground storage tanks, private dumps or open wells located on or under the Property and no such tank, dump or well will be added unless Lender first consents in writing.

G.            Mortgagor will regularly inspect the Property, monitor the activities and operations on the Property, and confirm that all permits, licenses or approvals required by any applicable Environmental Law are obtained and complied with.

H.            Mortgagor will permit, or cause any tenant to permit, Lender or Lender’s agent to enter and inspect the Property and review all records at any reasonable time to determine (1) the existence, location and nature of any Hazardous Substance on, under or about the Property; (2) the existence, location, nature, and magnitude of any Hazardous Substance that has been released on, under or about the Property; or (3) whether or not Mortgagor and any tenant are in compliance with applicable Environmental Law.

I.                 Upon Lender’s request and at any time, Mortgagor agrees, at Mortgagor’s expense, to engage a qualified environmental engineer to prepare an environmental audit of the Property and to submit the results of such audit to Lender.  The choice of the environmental engineer who will perform such audit is subject to Lender’s approval.

J.              Lender has the right, but not the obligation, to perform any of Mortgagor’s obligations under this section at Mortgagor’s expense.

K.            As a consequence of any breach of any representation, warranty or promise made in this section, (1) Mortgagor will indemnify and hold Lender and Lender’s successors or assigns harmless from and against all losses, claims, demands, liabilities, damages, cleanup, response and remediation costs, penalties and expenses, including without limitation all costs of litigation and attorneys’ fees, which Lender and Lender’s successors or assigns may

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sustain; and (2) at Lender’s discretion, Lender may release this Security Instrument and in return Mortgagor will provide Lender with collateral of at least equal value to the Property without prejudice to any of Lender’s rights under this Security Instrument.

L.             Notwithstanding any of the language contained in this Security Instrument to the contrary, the terms of this section will survive any foreclosure or satisfaction of this Security Instrument regardless of any passage of title to Lender or any disposition by Lender of any or all of the Property.  Any claims and defenses to the contrary are hereby waived.

17.       CONDEMNATION.  Mortgagor will give Lender prompt notice of any pending or threatened action by private or public entities to purchase or take any or all of the Property through condemnation, eminent domain, or any other means.  Mortgagor authorizes Lender to intervene in Mortgagor’s name in any of the above described actions or claims.  Mortgagor assigns to Lender the proceeds of any award or claim for damages connected with a condemnation or other taking of all or any part of the Property.  Such proceeds will be considered payments and will be applied as provided in this Security Instrument.  This assignment of proceeds is subject to the terms of any prior mortgage, deed of trust, security agreement or other lien document.

18.       INSURANCE.  Mortgagor agrees to keep the Property insured against the risks reasonably associated with the Property.  Mortgagor will maintain this insurance in the amounts Lender requires.  This insurance will last until the Property is released from this Security Instrument.  What Lender requires pursuant to the preceding two sentences can change during the term of the Secured Debts.  Mortgagor may choose the insurance company, subject to Lender’s approval, which will not be unreasonably withheld.

All insurance policies and renewals will include a standard “mortgage clause” and, where applicable, “loss payee clause.”  If required by Lender, Mortgagor agrees to maintain comprehensive general liability insurance and rental loss or business interruption insurance in amounts and under policies acceptable to Lender.  The comprehensive general liability insurance must name Lender as an additional insured.  The rental loss or business interruption insurance must be in an amount equal to at least coverage of one year’s debt service, and required escrow account deposits (if agreed to separately in writing).

Mortgagor will give Lender and the insurance company immediate notice of any loss.  All insurance proceeds will be applied to restoration or repair of the Property or to the Secured Debts, at Lender’s option.  If Lender acquires the Property in damaged condition, Mortgagor’s rights to any insurance policies and proceeds will pass to Lender to the extent of the Secured Debts.

Mortgagor will immediately notify Lender of cancellation or termination of insurance.  If Mortgagor fails to keep the Property insured, Lender may obtain insurance to protect Lender’s interest in the Property and Mortgagor will pay for the insurance on Lender’s demand.  Lender may demand that Mortgagor pay for the insurance all at once, or Lender may add the insurance premiums to the balance of the Secured Debts and charge interest on it at the rate that applies to the Secured Debts.  This insurance may include coverages not originally required of Mortgagor, may be written by a company other than one Mortgagor would choose, and may be written at a higher rate than Mortgagor could obtain if Mortgagor purchased the insurance.  Mortgagor acknowledges and agrees that Lender or one of Lender’s affiliates may receive commissions on the purchase of this insurance.

19.       ESCROW FOR TAXES AND INSURANCE.  Mortgagor will not be required to pay to Lender funds for taxes and insurance in escrow.

20.       CO-SIGNERS.  If Mortgagor signs this Security Instrument but is not otherwise obligated to pay the Secured Debts, Mortgagor does so only to mortgage Mortgagor’s interest in the Property to secure payment of the Secured Debts and Mortgagor does not agree by signing this Security Instrument to be personally liable on the Secured Debts.  If this Security Instrument secures a guaranty between Lender and Mortgagor, Mortgagor agrees to waive any rights that may prevent Lender from bringing any action or claim against Mortgagor or any party indebted under the obligation.  These rights may include, but are not limited to, any anti-deficiency or one-action laws.

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21.       WAIVERS.  Except to the extent prohibited by law, Mortgagor waives all homestead exemption, redemption, reinstatement and appraisement rights relating to the Property.

22.       APPLICABLE LAW.  This Security Instrument is governed by the laws of Kansas, the United States of America, and to the extent required, by the laws of the jurisdiction where the Property is located, except to the extent such state laws are preempted by federal law.

23.       JOINT AND INDIVIDUAL LIABILITY AND SUCCESSORS.  Each Mortgagor’s obligations under this Security Instrument are independent of the obligations of any other Mortgagor.  Lender may sue each Mortgagor individually or together with any other Mortgagor.  Lender may release any part of the Property and Mortgagor will still be obligated under this Security Instrument for the remaining Property.  If this Security Instrument secures a guaranty between Lender and Mortgagor, Mortgagor agrees to waive any rights that may prevent Lender from bringing any action or claim against Mortgagor or any party indebted under the obligation.  These rights may include, but are not limited to, any anti-deficiency or one-action laws.  Mortgagor agrees that Lender and any party to this Security Instrument may extend, modify or make any change in the terms of this Security Instrument or any evidence of debt without Mortgagor’s consent.  Such a change will not release Mortgagor from the terms of this Security Instrument.  The duties and benefits of this Security Instrument will bind and benefit the successors and assigns of Lender and Mortgagor.

24.       AMENDMENT, INTEGRATION AND SEVERABILITY.  This Security Instrument may not be amended or modified by oral agreement.  No amendment or modification of this Security Instrument is effective unless made in writing and executed by Mortgagor and Lender.  This Security Instrument and any other documents relating to the Secured Debts are the complete and final expression of the agreement.  If any provision of this Security Instrument is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable.

25.       INTERPRETATION.  Whenever used, the singular includes the plural and the plural includes the singular.  The section headings are for convenience only and are not to be used to interpret or define the terms of this Security Instrument.

26.       NOTICE, FINANCIAL REPORTS, ADDITIONAL DOCUMENTS AND RECORDING TAXES.  Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party’s address listed in the DATE AND PARTIES section, or to any other address designated in writing.  Notice to one Mortgagor will be deemed to be notice to all Mortgagors.  Mortgagor will inform Lender in writing of any change in Mortgagor’s name, address or other application information.  Mortgagor will provide Lender any financial statements or information Lender requests.  All financial statements and information Mortgagor gives Lender will be correct and complete.  Mortgagor agrees to pay all expenses, charges and taxes in connection with the preparation and recording of this Security Instrument.  Mortgagor agrees to sign, deliver, and file any additional documents or certifications that Lender may consider necessary to perfect, continue, and preserve Mortgagor’s obligations under this Security Instrument and to confirm Lender’s lien status on any Property, and Mortgagor agrees to pay all expenses, charges and taxes in connection with the preparation and recording thereof.  Time is of the essence.

27.       WAIVER OF JURY TRIAL.  All of the parties to this Security Instrument knowingly and intentionally, irrevocably and unconditionally, waive any and all right to a trial by jury in any litigation arising out of or concerning this Security Instrument or any other documents relating to the Secured Debts or related obligation.  All of these parties acknowledge that this section has either been brought to the attention of each party’s legal counsel or that each party had the opportunity to do so.

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SIGNATURES.  By signing, Mortgagor agrees to the terms and covenants contained in this Security Instrument.  Mortgagor also acknowledges receipt of a copy of this Security Instrument.

MORTGAGOR:

MGP INGREDIENTS, INC

By/s/ Timothy W. Newkirk
TIMOTHY W NEWKIRK, PRESIDENT & CEO

LENDER:

Exchange National Bank & Trust Co.

By /s/ Mark Windsor
Mark Windsor, President

ACKNOWLEDGMENT.

(Business or Entity)

Timothy W. Newkirk, President & CEO OF MGP Ing., Inc. OF Atchison, KS ss.

This instrument was acknowledged before me this 15th day of April, 2009 by TIMOTHY W NEWKIRK - PRESIDENT & CEO of MGP INGREDIENTS, INC a Kansas corporation, on behalf of the corporation.

My commission expires:

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(Lender Acknowledgment)

Mark Windsor, President OF Exchange Natl. Bank & Trust Co. OF Atchison, KS ss.

This instrument was acknowledged before me this 15th day of April, 2009 by Mark Windsor — President of Exchange National Bank & Trust Co., a corporation, on behalf of the corporation.

My commission expires:

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Exhibit “A”

Real property in the County of Tazewell, State of Illinois, described as follows:

Tract I:

A part of the Northeast Quarter of Fractional Section 9, and a part of Lots 6 and 8 in the Southeast Quarter of Fractional Section 4, said Lots 6 and 8 being shown on plat recorded on page 57 of Plat Book “B”, in the Recorder’s Office of Tazewell County, Illinois, all being in Township 24 North, Range 5 West of the Third Principal Meridian, Tazewell County, Illinois, and more particularly described as follows:

Commencing at the Northeast corner of said Northeast Quarter of Fractional Section 9; thence South 89 degrees 29 minutes 14 seconds West, along the North line of said Fractional Section 9, a distance of 1,629.48 feet to the place of beginning; thence from said place of beginning South 20 degrees 05 minutes 14 seconds West a distance of 13.41 feet; thence South 86 degrees 48 minutes 22 seconds East a distance of 267.42 feet; thence South 00 degrees 56 minutes 03 seconds West a distance of 159.82 feet to the North line of The Quaker Oats Company by deed recorded in Book 2045, page 72, of the Tazewell County Recorder’s Office; thence South 89 degrees 27 minutes 16 seconds West along said North line a distance of 104.33 feet; thence South 00 degrees 56 minutes 03 seconds West along the West line of The Quaker Oats Company property as described in aforementioned deed, a distance of 253.00 feet to the South line of The American Distilling Company property; thence South 89 degrees 27 minutes 16 seconds West along the South line of The American Distilling property, a distance of 850.76 feet to the Southeast corner of a parcel conveyed by The American Distilling Company to Pekin River and Warehouse Terminal, Inc. by deed recorded in Book 2351, page 208, of the Tazewell County Recorder’s Office; thence North 25 degrees 40 minutes 22 seconds West along Easterly line of said parcel, a distance of 371.70 feet, thence North 00 degrees 02 minutes 54 seconds West along Easterly line of said parcel, a distance of 106.63 feet to the South line of said Fractional Section 4; thence continuing North 00 degrees 02 minutes 54 seconds along Easterly line of said parcel 77.64 feet to the Northerly corner of Pekin River and Warehouse Terminal Inc. property, and also being a point on the Northwesterly line of Lot 8 as recorded in Plat Book “B”, page 57, of the Tazewell County Recorder’s Office; thence North 46 degrees 59 minutes 11 seconds East along the Northwesterly line, of said Lot 8 a distance of 1,110.92 feet; thence South 43 degrees 00 minutes 54 seconds East a distance of 280.47 feet; thence South 42 degrees 00 minutes 08 seconds West, a distance of 188.94 feet; thence South 19 degrees 51 minutes 12 seconds West, a distance of 276.07 feet; thence South 69 degrees 54 minutes 46 seconds East, a distance of 148.90 feet; thence South 20 degrees 05 minutes 14 seconds West, a distance of 182.59 feet to the place of beginning; situate, lying and being in the County of Tazewell and State of Illinois.

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Tract II:

A part of the Northeast Quarter of Fractional Section 9, and a part of Lots 6 and 8 in the Southeast Quarter of Fractional Section 4, said Lots 6 and 8 being shown on plat recorded in page 57 of Plat Book “B” in the Recorder’s Office of Tazewell County, Illinois, all being in Township 24 North, Range 5 West of the Third Principal Meridian, Tazewell County, Illinois and more particularly described as follows:

Commencing at the Southeast corner of the Southeast Quarter of said Fractional Section 4; thence South 89 degrees 29 minutes 14 seconds West, along the South line of the Southeast Quarter of said Fractional Section 4, a distance of 1,020.92 feet to a concrete monument being the Place of Beginning for the Tract herein being described; thence North 37 degrees 03 minutes 04 seconds East a distance of 1,013.11 feet; thence North 57 degrees 55 minutes West a distance of 292.65 feet to the Northwesterly right-of-way line of South Front Street; thence North 29 degrees 56 minutes 48 seconds East, along the Northeasterly right-of-way line of South Front Street, a distance of 481.39 feet to a concrete monument; thence North 46 degrees 54 minutes 36 seconds West a distance of 263.31 feet to a point on the Northeasterly line of Lot 6 as recorded in Plat Book “B”, page 57, of the Tazewell County Recorder’s Office; thence North 24 degrees 46 minutes 48 seconds West, along the Northeasterly line of said Lot 6 a distance of 35.6 feet; thence North 87 degrees 04 minutes 48 seconds West a distance of 214.55 feet to a point on the Northwesterly line of said Lot 6; said point being 200 feet from the Northerly corner of said Lot 6; thence South 46 degrees 59 minutes 11 seconds West, along the Northwesterly line of said Lot 6 and Lot 8 as recorded in Plat Book “B”, page 57 of the Tazewell County Recorder’s Office, a distance of 1,146.23 feet to the Northerly corner of Tract I previously described; thence South 43 degrees 00 minutes 54 seconds East, along said Tract I, a distance of 280.47 feet; thence South 42 degrees 00 minutes 08 seconds West, along said Tract I, a distance of 188.94 feet; thence South 19 degrees 51 minutes 12 seconds West, along said Tract I, a distance of 276.97 feet; thence South 69 degrees 54 minutes 46 seconds East, along said Tract I, a distance of 148.90 feet; thence South 20 degrees 05 minutes 14 seconds West, along said Tract I, a distance of 196.00 feet; thence South 86 degrees 48 minutes 22 seconds East, along said Tract I, a distance of 267.42 feet; thence South 00 degrees 56 minutes 03 seconds West, along said Tract I, a distance of 159.82 feet to the property line of Quaker Oats Company; thence North 89 degrees 27 minutes 16 seconds East, along said property line a distance of 345.67 feet; thence North 00 degrees 56 minutes 03 seconds East, along said property line, a distance of 189.47 feet of the Place of Beginning; situate, lying and being in the County of Tazewell and State of Illinois.

Parcel Numbers:	10-10-09-200-010
04-10-04-400-002
10-10-09-200-001

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